FOR MORE INFORMATION: Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports 6% Revenue Increase, Loss for Second Quarter Fiscal 2005

WEST LAFAYETTE, Ind., May 11, 2005 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its second fiscal quarter and six months ended March 31, 2005.

Revenue for the second fiscal quarter increased 6% to $9.1 million compared to $8.7 million for the second fiscal quarter of the prior year. The net loss for the second fiscal quarter of 2005 was $(896,000), or $(0.18) per diluted share, versus a net loss of $(744,000), or $(0.10) per diluted share, for the second fiscal quarter of 2004. The increases in revenues were the result of a 35% increase in service revenues, driven by strong demand for the Company’s laboratory services, partially offset by a 47% decline in product revenues. Sales of the Company’s line of Culex automated blood sampling systems were down in the quarter due to a postponement of one large order and completion of another major customer’s current upgrade program.

Cost of revenue for the current second quarter was $6.7 million, or 74% of revenue, compared to $6.4 million, also 74% of revenue, in the same period last year.

General and administrative costs were $2.6 million for the quarter, an increase of $0.8 million over the second quarter of last year. This increase is primarily attributable to rent on the Baltimore facility which was previously owned, underutilization of capacity there resulting in less absorption of administrative costs in cost of services, depreciation on new facilities placed in service, and additional accruals for compliance with Sarbanes-Oxley.

Revenue for the six months ended March 31, 2005 increased 8% to $18.8 million compared to $17.4 million for the similar period of the prior year. The net loss for the six months was $(493,000), or $(0.10) per diluted share, versus a net loss of $(633,000), or $(0.13) per diluted share, for the first six months of fiscal 2004. The increases in revenues were the result of a 28% increase in service revenues offset by a 32% decrease in product revenues as a result of the same factors mentioned in the current quarter.

Cost of revenue for the current six months was $12.8 million, or 68% of revenue, compared to $12.6 million, or 72% of revenue, in the same period last year. The higher margins experienced year-to-date are the result of product sales, which have higher margins than services, comprising a higher percentage of sales in the first quarter of fiscal 2005 than in the current quarter or in the first half of fiscal 2004.

The increase in general and administrative costs of $0.9 million to $4.5 million for the six months of fiscal 2005 was the result of the same factors cited in the current quarter.

Peter T. Kissinger, Chairman and CEO said, “We are disappointed in our results for the second quarter of fiscal 2005. The substantial decline in product revenue overshadowed improvement in our clinical and toxicology testing operations, which continued to reduce their losses. Our bioanalytical laboratories ran near capacity during the quarter. Unfortunately, there was a dip in our quarterly sales of instruments, particularly the leading Culex products. Experience has shown that our major pharmaceutical customers for Culex tend to place large orders for these units on a sporadic basis, and those were missing in the last quarter. Our top customers have been under considerable stress recently, and this impacts their spending. On the other hand, quotation activity and deliveries have both been very strong since the quarter closed.”

Conference Call Information

BASi will host a live conference call to discuss its second quarter of fiscal 2005 results at 9:00 a.m. ET on Thursday, May 12. To participate in the conference call, dial 800.275.3939 (in the U.S.) or 1.973.409.9259 (international). A Webcast will be available at www.bioanalytical.com. For those unable to participate, there will be a replay available from May 12 at 11:00 a.m. ET through 11:59 P.M. ET on May 14, 2005. To listen to the replay, dial 877.519.4471 (in the U.S.) or 1.973.341.3080 (international) and enter pin code 6020070.

About Bioanalytical Systems, Inc.

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004

Service revenue	$ 7,543	$ 5,608	$ 14,832	$ 11,586
Product revenue	1,596	3,042	4,001	5,841
Total revenue	9,139	8,650	18,833	17,427

Cost of service revenue	6,056	5,217	11,270	10,276
Cost of product revenue	657	1,229	1,509	2,312
Total cost of revenue	6,713	6,446	12,779	12,588

Gross profit	2,426	2,204	6,054	4,839

Operating expenses:
Selling	626	665	1,201	1,291
Research and development	173	295	392	541
General and administrative	2,603	1,785	4,530	3,632
Total operating expenses	3,402	2,745	6,123	5,464

Operating income (loss)	(976)	(541)	(71)	(625)

Interest income	2	2	4	3
Interest expense	(257)	(207)	(531)	(414)
Other income (expense)	(28)	2	(22)	18
Gain (loss) on sale of property and equipment	(12)	—	(12)	—

Income (loss) before income taxes	(1,271)	(744)	(632)	(1,018)

Income taxes	(375)	(241)	(140)	(385)
Net income (loss)	$ (896)	$ (503)	$ (493)	$ (633)

Net income (loss) per share:
Basic	$ (0.18)	$ (0.10)	$ (0.10)	$ (0.13)
Diluted	$ (0.18)	$ (0.10)	$ (0.10)	$ (0.13)

Weighted common and common equivalent
shares outstanding:
Basic	4,870	4,870	4,870	4,851
Diluted	4,870	4,870	4,870	4,851